As filed with the Securities and Exchange Commission on May 26, 2022

  Registration No. 333-187363

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

  PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	16-1590339
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1305 O’Brien Drive

Menlo Park, California 94025

(650) 521-8000

  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Christian O. Henry

President and Chief Executive Officer

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, California 94025

(650) 521-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew D. Hoffman, Esq.	Brett Atkins, Esq.
Wilson Sonsini Goodrich & Rosati,	General Counsel and Corporate Secretary
Professional Corporation	Pacific Biosciences of California, Inc.
650 Page Mill Road	1305 O’Brien Drive
Palo Alto, CA 94304	Menlo Park, California 94025
(650) 493-9300	(650) 521-8000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Pacific Biosciences of California, Inc. (the “Company”): File No. 333- 187363, pertaining to the registration for resale by the selling stockholders named therein of up to 5,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company issuable upon the exercise of warrants, which was filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2013 and amended on April 19, 2013.

On February 5, 2013, the Company entered into a Facility Agreement (the “Facility Agreement”) with entities affiliated with Deerfield Management Company, L.P. (collectively, “Deerfield”) pursuant to which Deerfield agreed to provide $20.5 million in funding to the Company (the “Facility”). In connection with the execution of the Facility Agreement, on February 5, 2013, the Company issued to Deerfield warrants to purchase an aggregate of 5,500,000 shares of Common Stock (the “Warrants”).

In connection with the Facility, the Company entered into a Registration Rights Agreement with Deerfield (the “Registration Rights Agreement”), obligating the Company to register for resale the shares of Common Stock issuable upon the exercise of the Warrants on a registration statement on Form S-3. The Company’s obligations under the Registration Rights Agreement have been fulfilled, and the Company is hereby filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, all the securities of the Company registered under such Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on May 26, 2022.

Pacific Biosciences of California, Inc.

By:	/s/ Susan G. Kim
Susan G. Kim
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.